RESTATED ARTICLES OF INCORPORATION
                                   OF JOTAN, INC.


          1.   The name of this Corporation is Jotan, Inc.
          2. The text of its Restated Articles of Incorporation is as follows:

                                   ARTICLE I
                              NAME AND PLACE OF BUSINESS

          Section 1.1 Name and Place of Business. The name of this
Corporation is Jotan, Inc., with its principal place of business at 118 West
Adams Street, Jacksonville, Florida 32202 with a mailing address of P.O. Box
836, Jacksonville, Florida 32201.

                                   ARTICLE II
                                   DURATION

          Section 2.2  Duration.  This Corporation shall exist
perpetually.

                                   ARTICLE III
                                   PURPOSES

          Section 3.1 Purposes. This Corporation is organized for the purpose of transacting any or all lawful business permitted under the laws of the
United States and of the State of Florida.

                                   ARTICLE IV
                                   CAPITAL STOCK

          Section 4.1 Authorized Capital. The corporation is authorized to issue forty million (40,000,000) shares of common stock with a par value of one cent ($0.01) per share, and ten million (10,000,000) shares of preferred stock having a par value of one cent ($0.01) per share. The Board of Directors shall have the authority to establish series of the preferred stock and, by filing the appropriate Articles of Amendment with the Department of State of the State of Florida, to establish the designation of each series and the variations in rights, preferences and limitations for each series.

                                   ARTICLE V
                                   DIRECTORS

          Section 5.1  Number.  This Corporation shall have three
(3) directors
initially. The number of directors may be increased or diminished from time to time by the bylaws, but shall never be less than one, nor more than ten.

          Section 5.2 Indemnification. This Corporation shall indemnify directors and officers to the full extent permitted by law.

                                   ARTICLE VI
                                   BYLAWS

          Section 6.1 Bylaws. The initial bylaws of this Corporation shall be adopted by the board of directors. Bylaws shall be adopted, altered, amended or repealed from time to time by either the shareholders or the board of directors, but the board of directors shall not alter, amend or repeal any bylaw adopted by the shareholders if the shareholders specifically provide that such bylaw is not subject to amendment or repeal by the board of directors.

          IN WITNESS WHEREOF, the undersigned President of Jotan,
Inc. has
executed this Restatement of the Articles of Incorporation of Jotan, Inc. this
9th day of April, 1996 and has caused to be appended hereto the Certificate required by Section 607.1007(4) of the Florida Business
Corporation Act.

                                      /s/ Shea Ralph
                                   Shea Ralph, President

ATTEST:

         /s/  David Freedman
David Freedman, Secretary of Jotan, Inc.